Quotient Technology Inc. Reports Third Quarter 2016 Financial Results

Q3 revenue up 18% year over year at $66.5 million

Delivered record transaction volume of 682 Million, approximately 2 billion year to date

Signed large drug retailer to Retailer iQ

MOUNTAIN VIEW, Calif., Nov. 1, 2016 /PRNewswire/ -- Quotient Technology Inc. (NYSE: QUOT), a leading digital promotions and media company that connects brands, retailers, and shoppers, today reported financial results for the third quarter ended September 30, 2016.

"We delivered strong third quarter results, highlighted by record volume across the network and increased digital marketing by many of our retail and CPG partners. We also signed new partnerships that expand our digital distribution and solidify us as a leading platform for digital promotions and media," said Steven Boal, CEO of Quotient. "Greater scale on and off our Owned and Operated properties creates additional opportunities as we continue to invest in Quotient Insights, using shopper data to tie sales to media campaigns."

Third Quarter 2016 Financial Results

  Total revenue was $66.5 million in Q3 2016, an 18% increase over Q3 2015.
  Revenue from media was flat as compared to Q3 2015.
  GAAP net loss for Q3 2016 was $11.3 million as compared to GAAP net loss of $9.8 million in Q3 2015.
  GAAP net loss for the third quarter included a one-time charge of $7.4 million related to the write down of certain distribution fees under an arrangement with a retail partner who has been slow in its marketing efforts. The retailer remains a committed partner, and we continue to work together to help engage their shoppers and drive volume.
  Adjusted EBITDA was $8.8 million, as compared to $2.2 million in Q3 2015.
  Cash generated by operations in Q3 2016 was $4.0 million, as compared to $0.5 million cash used in operations in the same period of 2015.
  Total transactions in Q3 2016 were 682 million, up 69% over Q3 2015.

Adjusted EBITDA, a non-GAAP financial measure, is reconciled to the corresponding GAAP measure at the end of this release.

Business Highlights

Retailer iQ Continued to Scale

  Transactions in the third quarter grew 28% sequentially, primarily through mobile, as brands and retailers increased digital marketing activities. Total digital paperless transactions represented 70% of all transactions in the third quarter. Retailer iQ transactions were 78% of all digital paperless transactions.
  The Company currently has 19 retail banners implemented and 13 of those have started digital marketing activities to engage shoppers, grow sales and increase the frequency of shopping trips.
  The number of shoppers using programs powered by Retailer iQ grew to over 30 million, approximating a market reach of 24% of U.S. households, as brands and retailers use Retailer iQ to drive sales through targeted and personalized digital marketing.

New Partnerships Expand Network

  Signed a large retailer in the Drug channel onto Retailer iQ. Our market coverage has now increased to over $375B of sales under contract for Retailer iQ, which is estimated to be well over half of the total U.S. market.
  Expanded our partnership with a major grocery retailer to include exclusivity around promotions, media and use of data. Together with other retailer agreements already in place, we now have a solid foundation for Quotient Insights, our emerging data and analytics offerings. With our broad coverage across the U.S. and rights to use shopper data, we will be expanding our media offerings, tying digital media to in-store data.
  Extended distribution of digital paperless coupons through Samsung Pay. Samsung Galaxy smartphone users can now link their loyalty card or account to Samsung Pay via Retailer IQ.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the fourth quarter 2016, total revenue is expected to be in the range of $68.0 million to $71.0 million. Adjusted EBITDA for the fourth quarter 2016 is expected to be in the range of $6.0 million to $7.0 million. For the full year 2016, total revenue is expected to be in the range of $267.8 million to $270.8 million. Adjusted EBITDA for the full year 2016 is expected to be in the range of $27.2 million to $28.2 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain (income) expense items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 4:30 p.m. EST / 1:30 p.m. PST. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (877) 201-0168, or outside the U.S. (647) 788-4901, with Conference ID# 92110426 at least five minutes prior to the 1:30 p.m. PST start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient's management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts and executive officer compensation. In particular, the Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of the board of directors in connection with the determination of compensation for its executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company's operating results in the same manner as the Company's management and board of directors. Quotient defines Adjusted EBITDA as net income (loss) adjusted for interest expense, other income (expense) – net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, gain on sale of a right to use a web domain name, one-time charge associated with certain distribution fees and net change in fair value of escrowed shares and contingent consideration.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of Quotient's financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of interest expense, other income (expense) – net, income taxes, depreciation and amortization, stock-based compensation, gain on sale of right to use a web domain, one-time charge for certain distribution fees, and net change in fair value of escrowed shares  and contingent consideration; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and the Company's other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company's current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company's current expectations with respect to revenues and Adjusted EBITDA for the fourth quarter and full year 2016, the Company's expectations for the continued scaling and growth of the Retailer iQ digital platform, including expectations regarding its certified partner program and its ability to grow and perform and meet the expectations of consumers, retailers and CPGs, the Company's expectations regarding the future demand and behavior of consumers, retailers and CPGs, the Company's expectations regarding its targeted promotions and targeted media offerings and the Company's expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to the Company's management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, the Company's financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company's ability to adapt to changes in consumer habits, including mobile device usage; seasonal variations in consumer behavior; the Company's ability to retain and expand its business with existing CPGs and retailers; the Company's ability to negotiate fee arrangements with CPGs and retailers; the impact of mobile on the Company's platform; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms and add retailers to such platforms; the Company's ability to attract and retain third-party advertising agencies, performance marketing networks distribution and channel partners, and other intermediaries; the Company's ability to effectively manage its growth; the effects of increased competition in the Company's markets and its ability to compete effectively; the Company's ability to effectively grow and train its sales team; the rate of adoption by consumers of new technology, such as our mobile print solution, introduced by the Company; the Company's ability to obtain new CPGs and retailers and to do so efficiently; the Company's ability to successfully integrate acquired companies into its business; the Company's ability to maintain, protect and enhance its brand and intellectual property; costs associated with defending intellectual property infringement and other claims; the Company's ability to successfully enter new markets; the Company's ability to develop and launch new services and features; the Company's ability to attract and retain qualified employees and key personnel, and other factors identified in the Company's filings with the Securities and Exchange Commission (the "SEC"), including its annual report on Form 10-K filed with the SEC on March 11, 2016. Additional information will also be set forth in the Company's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Quotient Technology Inc. Quotient Technology Inc. (NYSE: QUOT) is a leading digital promotion and media company that connects brands, retailers and consumers. We distribute digital coupons and media through a variety of products, including: digital printable coupons, digital paperless coupons, coupon codes and card linked offers. We operate Quotient Retailer iQ™, a real-time digital coupon platform that connects into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. We also power digital coupon initiatives in online marketing campaigns, including display and video advertising. Our distribution network includes our flagship site, Coupons.com, our mobile applications, Grocery iQ, Shopmium, and our thousands of publisher partners. We serve hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like Albertsons-Safeway, CVS, Dollar General, Kroger, and Walgreens. Founded in 1998, Quotient is based in Mountain View, Calif., and is bringing the multi-billion dollar offline promotions industry into the digital world. Learn more about the company at http://quotient.com and follow us on Twitter @Quotient.

Quotient Technology Inc., Quotient Retailer iQ, Coupons.com, Grocery iQ and Shopmium are trademarks of Quotient Technology Inc. All other marks are owned by their respective owners.

Investor Relations Contact:
Stacie Clements
Vice President, Investor Relations
Phone: 650-605-4535
ir@quotient.com

Media Contact:
Paul Sloan
Vice President, Communications
Phone: 650-396-8754
press@quotient.com

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$ 92,496	$ 134,947
Short-term investments	69,116	25,000
Accounts receivable, net	66,972	63,239
Prepaid expenses and other current assets	8,193	5,297
Total current assets	236,777	228,483
Property and equipment, net	19,282	25,128
Intangible assets, net	50,440	14,880
Goodwill	43,895	43,895
Other assets	1,029	8,685
Total assets	$ 351,423	$ 321,071
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 6,063	$ 8,187
Accrued compensation and benefits	9,955	15,237
Other current liabilities	17,822	20,170
Deferred revenues	7,750	7,342
Total current liabilities	41,590	50,936
Other non-current liabilities	70	5
Deferred rent	2,215	701
Contingent consideration related to acquisitions	552	1,407
Deferred tax liabilities	2,519	2,532
Total liabilities	46,946	55,581

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	643,601	570,588
Treasury stock, at cost	(96,449)	(85,427)
Accumulated other comprehensive loss	(738)	(747)
Accumulated deficit	(241,938)	(218,925)
Total stockholders' equity	304,477	265,490
Total liabilities and stockholders' equity	$ 351,423	$ 321,071

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$ 66,470	$56,467	$199,768	$167,896
Costs and expenses:
Cost of revenues (1)	35,126	22,778	85,500	66,767
Sales and marketing (1)	20,415	23,403	67,656	66,321
Research and development (1)	12,414	11,890	38,419	36,671
General and administrative (1)	10,041	8,382	32,394	24,740
Change in fair value of escrowed shares and contingent consideration, net	105	(238)	(963)	1,484
Total costs and expenses	78,101	66,215	223,006	195,983
Loss from operations	(11,631)	(9,748)	(23,238)	(28,087)
Interest expense	—	(126)	—	(288)
Gain on sale of a right to use a web domain name	—	—	—	4,800
Other income (expense), net	398	47	418	26
Loss before income taxes	(11,233)	(9,827)	(22,820)	(23,549)
Provision for (benefit from) income taxes	79	(9)	193	(388)
Net loss	$(11,312)	$ (9,818)	$ (23,013)	$ (23,161)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.13)	$ (0.12)	$ (0.28)	$ (0.28)
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	84,732	82,831	83,484	83,335

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cost of revenues	$ 467	$ 419	$ 1,457	$ 1,301
Sales and marketing	1,155	2,723	4,279	9,097
Research and development	1,837	2,411	5,728	7,460
General and administrative	3,269	2,521	10,183	7,655
Total stock-based compensation	$ 6,728	$ 8,074	$ 21,647	$ 25,513

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(23,013)	$ (23,161)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,252	11,879
Stock-based compensation	21,647	25,513
Amortization of debt issuance cost	—	134
Loss on disposal of property and equipment	245	2
Gain on sale of a right to use a web domain name	—	(4,800)
Allowance for doubtful accounts	237	46
Deferred income taxes	193	(456)
One-time charge for certain distribution fees	7,435	—
Change in fair value of escrowed shares and contingent consideration, net	(963)	1,484
Changes in operating assets and liabilities:
Accounts receivable	(3,970)	(2,295)
Prepaid expenses and other current assets	(596)	(2,790)
Accounts payable and other current liabilities	(3,720)	2,061
Accrued compensation and benefits	(5,180)	(3,279)
Deferred revenues	408	1,190
Net cash provided by operating activities	8,975	5,528

Cash flows from investing activities:
Purchases of property and equipment	(5,004)	(9,406)
Purchase of intangible assets	(63)	(283)
Purchase of short-term investment	(69,116)	—
Proceeds from maturity of short-term investment	25,000	—
Proceeds from sale of a right to use a web domain name	—	4,800
Net cash used in investing activities	(49,183)	(4,889)

Cash flows from financing activities:
Proceeds from issuance of common stock	9,613	4,656
Repurchases of common stock	(11,819)	(8,852)
Repayment of debt obligations	—	(7,500)
Principal payments on capital lease obligations	(38)	(46)
Net cash used in financing activities	(2,244)	(11,742)
Effect of exchange rates on cash and cash equivalents	1	16
Net decrease in cash and cash equivalents	(42,451)	(11,087)
Cash and cash equivalents at beginning of period	134,947	201,075
Cash and cash equivalents at end of period	$ 92,496	$189,988

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net loss	$ (11,312)	$ (9,818)	$ (23,013)	$ (23,161)
Adjustments:
Stock-based compensation	6,728	8,074	21,647	25,513
Depreciation and amortization	6,144	4,099	16,252	11,879
One-time charge for certain distribution fees	7,435	—	7,435	—
Change in fair value of escrowed shares and contingent consideration, net	105	(238)	(963)	1,484
Interest expense	—	126	—	288
Other (income) expense, net	(398)	(47)	(418)	(26)
Provision for (benefit from) income taxes	79	(9)	193	(388)
Gain on sale of a right to use a web domain name	—	—	—	(4,800)

Total adjustments	$ 20,093	$ 12,005	$ 44,146	$ 33,950

Adjusted EBITDA	$ 8,781	$ 2,187	$ 21,133	$ 10,789

Transactions (1)	682,106	403,382	1,754,145	1,188,029

(1) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

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